Phone +41 44 444 35 55 www.bdo.ch	BDO AG Schiffbaustrasse 2 8031 Zurich Switzerland

Consent of Independent Registered Public Accounting Firm

SEALSQ Corp, British Virgin Island

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated December 9, 2022, relating to the consolidated financial statements of WISeKey Semiconductors SAS, SEALSQ Corp Predecessor, which are contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

Zurich, Switzerland, March 23th, 2023

BDO AG

/s/Philipp Kegele Philipp Kegele	/s/Sascha Gasser ppa. Sascha Gasser

BDO AG, a limited company under Swiss law, incorporated in Zurich, forms part of the international BDO Network of independent member firms.